                  SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a)
           of the Securities Exchange Act of 1934
                      (Amendment No.  )

Filed by the Registrant[X]

Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or
     Section 240.14a-12

                American Cyanamid Company
      (Name of Registrant as Specified In Its Charter)

                American Cyanamid Company
         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
     6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     1)   Title of each class of Securities to which
          transaction applies:
          __________________________________________
     2)   Aggregate number of securities to which
          transaction applies:
          __________________________________________
     3)   Per unit price or other underlying value of
          transaction computed pursuant to Exchange Act Rule
          0-11 (1):
          __________________________________________
     4)   Proposed maximum aggregate value of transaction:
          __________________________________________
______
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                  $125.00
          ________________________
     2)   Form, Schedule or Regis-
          tration Statement No.:
                 Pre 14A
          _________________________
     3)   Filing Party:
          American Cyanamid Company
          _________________________
     4)   Date Filed:
              2/18/94
          _________________________

                           AMERICAN CYANAMID COMPANY
                               ONE CYANAMID PLAZA
                            WAYNE, NEW JERSEY 07470

Notice of Annual Meeting
of Shareholders to be held
April 18, 1994

                                                                   March 8, 1994

To the Holders of Common Stock

     The Annual Meeting of Shareholders of American Cyanamid Company will be held in the Lighthouse B Room of the Sheraton Tara Hotel, 363 Maine Mall Road, South Portland, Maine, on Monday, April 18, 1994 at 11:00 a.m., for the following purposes:

          (1) to elect three directors for terms ending in 1997;

          (2) to approve an amendment to the Restated Articles of Incorporation;

          (3) to approve an amendment to the Incentive Compensation Plan; and

          (4) to act upon one shareholder proposal;

and to transact such other business as may properly come before the meeting or any adjournment thereof. The descriptions of the above numbered items in the attached proxy statement are made a part of this notice.

     Only holders of Common Stock of record at the close of business on February 18, 1994, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Since no action can be taken at the meeting unless a majority of the outstanding shares of Common Stock is represented, it is important, regardless of the number of shares which you hold, that you be personally present or represented by proxy at the meeting. Accordingly, if you cannot attend the meeting, it is requested that you promptly sign and date the enclosed proxy and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

                                         By Order of the Board of Directors,
                                                       A. C. Brennan
                                                         Secretary

                           AMERICAN CYANAMID COMPANY
                               ONE CYANAMID PLAZA
                            WAYNE, NEW JERSEY 07470

Proxy Statement for
Annual Meeting of Shareholders
to be held April 18, 1994

                                                                   March 8, 1994

     The enclosed proxy is solicited by the Board of Directors of American Cyanamid Company and is revocable at any time before it is exercised. Revocation may be by written notice, by furnishing a proxy subsequent in time or by revocation made in person at the meeting. The shares represented by all properly executed proxies received by the Company in time to be voted will be voted as specified on the proxies, and in the absence of specific direction will be voted for the election of directors, for the amendment to the Restated Articles of Incorporation, for the amendment to the Incentive Compensation Plan and against the shareholder proposal. For shareholders of record who participate in the automatic dividend reinvestment plan or the Cyanamid Employees Savings Plan, those shares held for the participant's account under these plans will automatically be voted in accordance with the proxy returned by the participant to the Company in respect of the shares of the Company which the participant holds of record.

     The cost of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of Common Stock. The Company has retained Georgeson & Co. Inc., Wall Street Plaza, New York, N.Y. 10005, to assist in the solicitation of proxies for a fee estimated at $12,000, plus reimbursement of out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by employees of the Company and Georgeson & Co. Inc. personally, by telephone or by telefax.

     Only holders of Common Stock of record at the close of business on February 18, 1994, are entitled to notice of and to vote at the meeting or any adjournment thereof. On such date, there were outstanding 89,800,417 shares of Common Stock, each share of which is entitled to one vote.

     As of December 31, 1993, certain operating subsidiaries of The Capital Group, Inc., located at 333 South Hope Street, Los Angeles, California 90071, exercised investment discretion over various institutional accounts which held 5,971,150 shares of the issuer (6.64% of the outstanding class).

Capital Guardian Trust Company, a bank, and one of such operating subsidiaries, exercised investment discretion over 1,850 of said shares. Capital Research and Management Company, a registered investment adviser, and Capital International Limited, both operating subsidiaries, had investment discretion with respect to 5,926,300 and 43,000 shares, respectively, of the above shares.

     In determining the number of votes required to approve a proposal at the meeting, generally a shareholder's abstention constitutes neither an affirmative nor a negative vote, but does count as a share present at the meeting. If no specific direction is given, but the proxy is otherwise properly executed and dated, it will be voted FOR the Election of Directors, FOR the Amendment to the Restated Articles of Incorporation, FOR the Amendment to the Incentive Compensation Plan and AGAINST the Shareholder Proposal.

ELECTION OF DIRECTORS

     At the meeting, the Company will recommend to the shareholders the election of three directors, A. R. Dragone, A. J. Levine and A. Wexler, for three-year terms ending in 1997. All those nominees are currently directors of the Company. The affirmative vote of the holders of a plurality of the shares of Common Stock present at the meeting in person or by proxy will be required to elect a director.

     If at the time of the meeting any of such nominees is not available to serve as a director -- an event which the Board does not anticipate -- the proxies will be voted for the other of such nominees who are available and, unless the Board has taken prior action to reduce its membership, for a substitute nominee designated by the Board or its Nominating Committee. After the election of three directors at the meeting, the Company will have eleven directors, including eight directors whose terms currently extend beyond the date of the meeting.

     The following information is submitted concerning the nominees and other directors of the Company whose terms of office will continue after the meeting:

     Frank V. AtLee, age 53, is President of the Company and a member of the Executive Committee. He was elected President in 1993. Mr. AtLee became a director in 1990.

     Albert J. Costello, age 58, is Chairman of the Board and Chief Executive Officer of the Company, and is Chairman of the Executive Committee. He was elected Chairman of the Board and Chief Executive Officer in 1993. Mr. Costello served as President of the Company from 1990 through 1993. He became a director in 1990. He is also a director of Cytec Industries Inc.

     David M. Culver, age 69, is Chairman, CAI Capital Corporation in Montreal, Quebec, Canada. He was a director and the Chairman and Chief Executive Officer of Alcan Aluminium Limited until his retirement in June 1989. Mr. Culver became a director of the Company in 1980, and is a member of the

Compensation Committee and Chairman of the Audit Committee. He is also a director of American Express Company, Shearson Lehman Brothers Holdings, Inc., and The Seagram Company Ltd.

     Allan R. Dragone, age 67, is Chairman, The New York Racing Association Inc. He retired in 1990 as Chairman of Arcadian Corporation, a fertilizer consortium. Prior to that Mr. Dragone served as president and chief executive officer of Akzo America, Inc. He was reelected to the Board in 1991, having previously served as a director of the Company from February 1984 to August 1986. He is a member of the Audit, Compensation and Nominating Committees. He is also a director of Arcadian Corporation, General Waterworks Corporation and Wellman, Inc.

     Ronald Halstead, age 66, was Chairman of the Beecham Group p.l.c., from 1984 to 1985. Prior to that he was employed by Beecham in a variety of managerial and executive positions. He became a director of the Company in 1986 and is a member of the Audit, Nominating and Public Responsibility Committees. He is also a director of British Steel p.l.c., Gestetner Holdings p.l.c., and Laurentian Financial Group p.l.c.

     Arnold J. Levine, age 54, is Chairman of the Department of Molecular Biology and Harry C. Wiess Professor of Life Sciences in the Department of Molecular Biology at Princeton University. From 1979 to 1984, he was Chairman and Professor of the Department of Microbiology of the School of Medicine, State University of New York at Stony Brook. Dr. Levine became a director in 1988, and is a member of the Nominating, Pension and Public Responsibility Committees. He is also a director of DNX Corporation.

     Paul W. MacAvoy, age 59, was named Dean of the School of Organization and Management and the Williams Brothers Professor of Management Studies at Yale University in 1992. He had been Dean and John M. Olin Professor of Public Policy and Business Administration at The William E. Simon Graduate School of Business Administration at the University of Rochester, a member of the President's Council of Economic Advisors during the Johnson Administration, and a professor at the Sloan School of Management at the Massachusetts Institute of Technology. He was reelected to the Board of Directors in 1986, having previously served as a director of the Company from August 1977 to July 1980. He is Chairman of the Nominating Committee and a member of the Pension and Public Responsibility Committees. He is also a director of Chase Manhattan Bank, Chase Manhattan Corporation, Alumax Corporation and Lafarge Corporation.

     Vincent T. Marchesi, age 58, is Director of the Yale Center for Molecular Medicine and Professor of Pathology, Biology and Cell Biology at the Yale University School of Medicine. From 1973 to 1989, he was the Anthony N. Brady Professor of Pathology and Professor of Cell Biology and Chairman of the Department of Pathology at Yale University School of Medicine. Dr. Marchesi became a director in 1992, and is a member of the Audit and Nominating Committees.

     George J. Sella, Jr., age 65, retired as Chairman of the Board and Chief Executive Officer of the Company in 1993. He became a director in 1977, and is Chairman of the Pension Committee and a member of the Public Responsibility Committee. Mr. Sella is also a director of Union Camp Corporation, The Equitable Companies Incorporated and The Equitable Life Assurance Society of the United States.

     Morris Tanenbaum, age 65, retired in 1991 as a Director and Vice Chairman of the Board of Directors and Chief Financial Officer of American Telephone and Telegraph Company, having previously served in various other executive capacities with that company and its subsidiary companies. He became a director of the Company in February 1982, and is Chairman of the Compensation Committee and a member of the Audit Committee. He is also a director of American Electric Power Company, Inc. and Cabot Corporation.

     Anne Wexler, age 64, is Chairman of The Wexler Group, consultants in Washington, D.C., specializing in government relations and public policy, and Vice Chairman of its parent, Hill and Knowlton. Ms. Wexler served as Assistant to President Carter for Public Liaison and, prior to that, as Deputy Under Secretary of Commerce. She became a director in 1987, and is Chairman of the Public Responsibility Committee and a member of the Audit Committee. She is also a director of the Comcast Corporation, Continental Corporation, Dreyfus Index Fund and New England Electric System.

     As of January 1, 1994, no board member or nominee individually beneficially owned as much as 1% of the total shares of outstanding Common Stock. As of January 1, 1994, all officers and directors as a group owned beneficially approximately 1% of the total shares of outstanding Common Stock. The following table sets forth, as of January 1, 1994, the total beneficial ownership of the Company's Common Stock by each of the Company's directors, each of the individuals serving as the Company's chief executive officer and the four other most highly compensated executive officers during 1993:

                                                         SHARES BENEFICIALLY         SHARE ACQUIRABLE
                                                           OWNED (EXCLUDING          WITHIN 60 DAYS OF
                                                         STOCK OPTIONS) AS OF      JANUARY 1, 1993, UPON
                         NAME                              JANUARY 1, 1994          EXERCISE OF OPTIONS
- ------------------------------------------------------   --------------------      ---------------------
F. V. AtLee...........................................           29,313(1)                 46,700
D. R. Bethune.........................................            7,070(1)                 18,456
A. J. Costello........................................           32,312(1)                 53,790
D. M. Culver..........................................            1,289(2)                   --
A. R. Dragone.........................................              600(2)                   --
R. Halstead...........................................            1,889(2)                   --
A. J. Levine..........................................              954(2)                   --
P. W. MacAvoy.........................................            1,819(2)                   --
V. T. Marchesi........................................              371(2)                   --
T. D. Martin..........................................            3,642(1)                 18,743
W. J. Murray..........................................            9,157(1)                 19,348
G. J. Sella, Jr.......................................           72,314(1)(2)             166,200
M. Tanenbaum..........................................            1,789(2)                   --
A. Wexler.............................................            1,474(2)                   --
All directors and officers as a group (22 persons)....          186,523(1)(2)             398,511

- ------------

(1) Included as beneficially owned are shares held subject to restrictions to assure compliance with certain conditions in the Incentive Compensation Plan of the Company (G. J. Sella, Jr., 1,140; all directors and officers as a group, 1,140); shares held in trust pursuant to the Company's Employees Savings Plan, as to which shares the nominee possesses the right to vote (F.
    V. AtLee, 2,561; D. R. Bethune, 488; A. J. Costello, 2,358; T. D. Martin, 425; W. J. Murray, 1,183; G. J. Sella, Jr., 5,428; all directors and officers as a group, 17,448). Also included are rights to receive certain shares in installments after retirement. The distribution of these shares may be accelerated even during employment or in extraordinary circumstances in the discretion of the Compensation Committee (F. V. AtLee, 26,752; D. R. Bethune, 6,568; A. J. Costello, 21,909; T. D. Martin, 3,217; W. J. Murray, 7,974; G. J. Sella, Jr., 42,037; all directors and officers as a group, 125,091).

(2) Included as shares beneficially owned are an aggregate of 1,200 restricted shares and 600 deferred shares granted to non-employee directors under the Company's Restricted and Deferred Stock Plan for Non-Employee Directors.

     Based solely on its review of the copies of the forms received by it, the Company believes that, during 1993 all filing requirements required under
Section 16(a) of the Securities Exchange Act of 1934 were complied with by its directors, officers and greater than ten-percent beneficial owners.

     The Audit Committee, which held three meetings during 1993, is comprised entirely of outside directors. It considers the adequacy of the Company's internal controls, the scope, approach, effectiveness and recommendations of the audit performed by the independent accountants; determines and prescribes limits upon the types of non-audit professional services that may be provided by the independent accountants without adverse effect on the independence of such accountants; recommends the appointment of independent accountants; considers the scope, approach and effectiveness of the Company's Operations Audit Department; and considers significant accounting methods adopted or proposed to be adopted.

     The Compensation Committee, which held six meetings in 1993, is comprised entirely of outside directors. It determines the salaries of the Company's officers, administers several compensation plans and makes recommendations thereunder, and passes on all forms of remuneration affecting the Company's senior management. See 'Executive Compensation' for further details.

     The Nominating Committee, which held three meetings in 1993, is comprised entirely of outside directors. It considers and makes recommendations to the Board of persons to be nominated for election as directors by the shareholders and to be elected by the Board to fill vacancies that arise between annual meetings of shareholders. In addition to its own efforts to locate outstanding nominees for the Board, such committee considers nominees recommended by shareholders. Any such recommendation should be mailed to the Nominating Committee, American Cyanamid Company, One Cyanamid Plaza, Wayne, N.J. 07470, Attention, Secretary, and should include the name, address and a statement of qualifications of the nominee, as well as the signed consent of such person to serve if elected.

     The Pension Committee, which held two meetings in 1993, establishes policies, standards, limitations, and guidelines governing the Committee on Investment of Pension Funds (which oversees investments of the Company's funded benefit plans), and reviews the actions taken by such Committee.

     The Public Responsibility Committee, which held three meetings in 1993, reviews, monitors and, as it deems appropriate, advises the Board with respect to those Company policies and practices which may affect the operation or reputation of the Company in areas which include, but are not limited to, occupational safety and health, environmental affairs, equal employment opportunity, philanthropy, consumer issues and governmental relations.

     The Board of Directors held six meetings during 1993, and all directors attended at least 75% of the total meetings of the Board and its committees on which they served.

APPROVAL OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
(ITEM NO. 2)

     The Company will present to the shareholders for approval a proposal to amend its Restated Articles of Incorporation (Articles).

     At its meeting held December 21, 1993, based upon the recommendation of the Public Responsibility Committee, the Board of Directors unanimously approved and recommended to shareholders that a new Article Seventh (the Amendment) to the Articles be adopted to permit the Company to hold meetings of shareholders within or outside the State of Maine. The text of the Amendment is set forth as Exhibit A to this proxy statement.

     American Cyanamid Company is incorporated in the State of Maine and hence governed by Maine law. One of the provisions of the Maine Business Corporation Act requires Maine corporations to hold their meetings of shareholders within the State, unless the articles of incorporation specifically provide that such meetings may be held outside the State of Maine. Since the Company's Articles are silent on this point, the Company must amend them before it can hold meetings of shareholders outside the State of Maine.

     In the event that the shareholders approve this Amendment, the Board of Directors will be asked to amend Section 1.03 of the Company's By-Laws to make the By-Law provision consistent with the Amendment.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon is necessary for approval of the amendment to the Restated Articles of Incorporation. The Board of Directors recommends that the shareholders vote FOR the approval of the amendment to the Restated Articles of Incorporation.

APPROVAL OF AMENDMENT TO THE INCENTIVE COMPENSATION PLAN (ITEM NO. 3)

     The Company will present to the shareholders for approval a proposal to amend the Incentive Compensation Plan.

PRINCIPAL FEATURES OF THE INCENTIVE COMPENSATION PLAN

     1. The Incentive Compensation Plan provides for incentive compensation for the executive group of the Company currently consisting of 12 officers and 36 other employees. Incentive compensation for these individuals is determined by the Compensation Committee of the Board of Directors and is payable solely from the Incentive Compensation Amount which is also determined by the

Compensation Committee. The Incentive Compensation Amount cannot exceed 11% of reported Consolidated Net Income of the Company and its subsidiaries, excluding any Incentive Compensation Amount (on a net after-tax basis) included in Consolidated Net Income and after deduction of dividends payable on any outstanding preferred stock (no shares of preferred stock are outstanding) and an amount equal to 6% of Average Common Stock Equity (an amount equal to the sum of (i) the aggregate stated or par value of the average net number of shares of common stock of the Company outstanding during such year and (ii) the average capital surplus and the average earned surplus (earnings employed in the business) of the Company and subsidiaries on a consolidated basis for such year). In the discretion of the Compensation Committee, any unused portion of the Incentive Compensation Amount may be carried forward and added to the Incentive Compensation Amount for any of the five succeeding fiscal years. The Compensation Committee may adjust the earnings per share target upward or downward. Its policy is to do so only in consideration of unusual events not related solely to current year operations. The Compensation Committee may also change the Incentive Compensation Amount for any year, by adjusting Consolidated Net Income upward or downward, to eliminate in whole or in part the effects of any item deemed by the Committee in its discretion to be extraordinary or unusual or not to be reflective of the earnings on which incentive compensation should be based. In the event that the Compensation Committee makes such adjustment, it may also recalculate Average Common Stock Equity in such other years as it deems appropriate consistent with such adjustment to Consolidated Net Income.

     2. The Plan is administered by the Compensation Committee, which is comprised entirely of outside directors, appointed by the Board. The Committee is authorized to construe and interpret the Plan.

     3. The Plan currently provides for two basic types of incentives: (i) annual incentives (current allotments) which, unless deferred, are payable in cash, generally shortly after the close of the year to which the allotment relates to the extent that earnings per share in the current year meet or exceed specified objectives set by the Compensation Committee, and (ii) long-term incentives (performance allotments) which are payable in cash (unless deferred) after the applicable performance period (currently four years), to the extent that earnings per share in the last year of such performance period meet or exceed specified objectives set by the Compensation Committee. The Compensation Committee requires that performance allotment payouts in excess of 70% of the award be credited to the individual's common stock account under the Plan (See paragraph 4). Allotments can be paid only to the extent of the Incentive Compensation Amount for the then current year plus any unused carry-forward.

     4. The Committee may require that all or any portion of a current allotment or performance allotment be deferred as a contingent award. Amounts so deferred will be credited to a common stock account maintained by the Company in the name of the participant. The number of shares of Common Stock of the Company to be credited to a participant's common stock account for a deferred current allotment will be determined by dividing the dollar amount of the award by the average closing price of the Common Stock as reported on the New York Stock Exchange Consolidated Tape for a prescribed period shortly prior to the date on which the amount deferred is determined. The number of shares credited to any common stock account will be adjusted to reflect stock dividends, stock splits, combinations or other changes.

     5. A recipient may elect to have all or a portion of any award, otherwise payable in cash, deferred and credited to a common stock account or deferred cash account under the Plan.

     6. Common stock accounts and deferred cash accounts are not funded, but are maintained in book entry form.

     7. Common stock accounts and deferred cash accounts are credited, respectively, with dividend equivalents on full or partial shares and interest equivalents at prime rate. Recipients may request current payment of dividend equivalents.

     8. Unless payment is accelerated by the Compensation Committee in its discretion, common stock accounts and deferred cash accounts are paid out over 60 quarters following termination of employment.

PROPOSED AMENDMENT

     At its meeting held December 21, 1993, based upon the recommendation of the Compensation Committee which is comprised entirely of outside directors, the Board of Directors approved, subject to shareholder approval, an amendment to the Incentive Compensation Plan. This amendment provides prospectively, in lieu of performance allotments denominated in dollars, for payment, in shares of the Company's Common Stock, of long-term incentive grants under the Plan to the extent that specified objectives set by the Compensation Committee prior to the performance period were met or exceeded. These shares will be valued at a price determined by applying a compound increase to fair market value at the date of such performance grants. The objectives include any one of, or any combination of, the following: earnings per share, return on equity, return on assets, economic value added, market value added and cash flow return on investment. The effect of this amendment will be to encourage officers and other members of the key management group to increase their equity ownership of the Company. In addition, the value of the award of the Company's Common Stock is tied directly not only to achievement of the specified objectives but also to the amount of increase in the value of the Company's Common Stock.

     In addition, the Compensation Committee has set new stock ownership guidelines for the key management group. The requirement currently mandates that an executive must, within five years of becoming a participant in the Plan (or by December 31, 1998, if later) acquire and retain Company Common Stock as a multiple of base salary in the following amounts: chief executive officer -- four times, president -- three times, members of the Executive Committee -- two times, and all other key managers eligible for performance shares -- one time. This requirement may be satisfied by any combination of Company Common Stock held outright or held as deferred compensation in a common stock account under the Incentive Compensation Plan or held in another benefit plan. Shares subject to currently exercisable employee options do not satisfy the requirement. In the event that an executive to whom performance share awards are otherwise payable, does not own common stock in the minimum amount required such payment will be deferred, credited to a participant's common stock account and paid out over 60 quarters following termination of employment.

     The amended Plan is effective for performance share awards made in 1994 and thereafter. Performance share awards payable in February, 1998 based upon earnings per share in 1997 were granted in February, 1994, subject to shareholder approval of this Amendment. In the event the amendment to the Incentive Compensation Plan is not approved by the shareholders, the Company will continue to use targets based on dollar amounts to named executive officers and other members of the executive group under the current Plan.

     If this Plan had been in effect for 1990 (the most recent year which would have resulted in a payout for 1993), the following tabulation summarizes the benefits or amounts which would have been received by or allocated to each of the individuals serving as the Company's chief executive officers and the four other most highly compensated executive officers had those individuals been in those positions during the entire performance period of this hypothetical illustration:

                               NEW PLAN BENEFITS
             INCENTIVE COMPENSATION PLAN HYPOTHETICAL ILLUSTRATION

                                                                           NO. OF                       VALUE OF
                                                                         PERFORMANCE    STOCK PRICE    PERFORMANCE
                          NAME AND POSITION                                SHARES        AT PAYOUT       SHARES
- ----------------------------------------------------------------------   -----------    -----------    -----------
A. J. Costello                                                               5,714        $51.068      $   291,803
  Chairman and CEO....................................................
F. V. AtLee                                                                  3,428        $51.068      $   175,061
  President...........................................................
D. R. Bethune                                                                1,504        $51.068      $    76,806
  Group Vice President................................................
T. D. Martin                                                                 1,504        $51.068      $    76,806
  Vice President and CFO..............................................
W. J. Murray                                                                 1,504        $51.068      $    76,806
  Group Vice President................................................
G. J. Sella, Jr.                                                                 0         --                    0
  Retired Chairman and CEO............................................
Executive Officers....................................................      15,158        $51.068      $   774,089
Non-Executive Director Group..........................................           0         --                    0
All Officers and Other Members of Executive Group.....................      31,779        $51.068      $ 1,622,877

VOTE REQUIRED

     The affirmative vote of the holders of a majority of all outstanding shares of common stock entitled to vote thereon is necessary for approval of the amendment to the Incentive Compensation Plan. The Board of Directors recommends that the shareholders vote FOR the approval of the amendment to the Incentive Compensation Plan.

SHAREHOLDER PROPOSAL (ITEM NO. 4)

     The Company has received one shareholder proposal for inclusion in this proxy statement. The proposal is substantially similar to the proposal which was rejected by shareholders at the 1993 Annual Meeting of Shareholders. The proposal is set forth below, together with the proponent's statement in support of the proposal and the Company's statement in opposition. The affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting will be required for passage of the resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE RESOLUTION.

PROPOSAL NO. 4: CONFIDENTIAL BALLOT

     The New York City Fire Department Pension Fund, owning 82,200 shares of Common Stock of the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

     'RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation.

                              STATEMENT IN SUPPORT

     'The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

     'Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

     'Strong support was shown at the last annual meeting when 36% of the votes were cast in favor of this proposal.

     'It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While there is no imputation that management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

     'This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Corporation to have access to the vote of its shareholders without their specific consent.

     'Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

     'We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

     'We hope that you would agree and vote FOR this proposal.'

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION.

     The Board of Directors believes this proposal is not in the best interests of the Company or its shareholders. The Company has, for many years, efficiently, economically and with complete integrity, tabulated proxies in a manner entirely consistent with high business and ethical standards. The Company believes continuation of this method of tabulation is cost-effective and represents prudent management.

     The Company is in compliance with current federal and state proxy regulations. These regulations, prepared by experienced and independent experts, establish standards of conduct for proxy solicitation. The Maine Business Corporation Act, which, together with federal law, governs proxy solicitation and tabulations of the Company (a Maine corporation), requires the appointment of an inspector of elections to supervise the tabulation of proxies and generally obligates the inspector to conduct the voting with fairness to all shareholders. It does not require confidential voting. The Board believes that current, traditional standards that have proved to be workable and perfectly efficacious in practice should not be uprooted by a proponent which desires to formulate its own code of procedures. The proponent does not allege that the Company is now acting or has ever acted in a coercive manner with respect to the tabulation of proxies. Therefore, the desire of the proponent to impose complex and costly changes to supplant the Company's current method of issuance and tabulation of proxies, which is in full compliance with federal and state law, neither of which mandates confidential voting, seems unnecessary and wasteful, especially in light of the Company's cost containment efforts.

     The proponent's analogy to political elections is totally misplaced. Political elections feature a campaign period, with speech rebutting speech, in which the entire voting population can participate. There is plenty of time in a political election to argue for positions, to rebut those arguments and to dispute the rebuttal, all the while measuring the reaction of the electorate. The secret ballot in a political election supports the integrity of this vital First Amendment process of full examination of argument on the issues before the entire electorate. A corporate election is conducted very differently. The proponent of a position (the Board of Directors), has only one chance, with one document, to reach and persuade the voters -- the proxy statement. Like the person running for political office, the Board deserves a chance to gauge the reaction to its arguments by the shareholders of the Company. The only practical way to do that is by reviewing proxies as they are returned. To require that proxies remain confidential is to remove from the corporate voting process the one mechanism that allows the free exchange of views common in a political election, since otherwise the Board of Directors will have no idea of what the shareholders are thinking. Speech no longer rebuts speech; the proponent of a nominee for a director or a course of action has only the single opportunity to communicate with the shareholders of the Company and no opportunity to address any of the proponent's concerns, if confidentiality is the rule. It appears to the Board that such a proceeding is precisely contrary to the principles of the American political system which the proponent raised as an analogy.

     Many of the shareholders who choose to hold their stock in their own names use the proxy card to express their views on a multitude of issues of interest to them or explain their votes to management. The proxy card becomes, for them, a convenient, cost-free way to communicate with the Company. The Company appreciates and considers these expressions of shareholder opinion and would regret any change which might discourage this means of communication from the shareholders. The Company reviews these communications and responds to questions and issues raised by shareholders as appropriate.

     Particularly in light of the Securities and Exchange Commission regulations encouraging shareholder communications on proxy issues, the Board of Directors and management believe that the Company should not only have the right, but in certain circumstances has the obligation, to be informed with regard to shareholder voting. When an issue critical to the Company's policies, viability or vitality is involved, the Board of Directors, which has the mandate to oversee the activities of the Company, believes that the Company has not only the right, but the duty, to campaign effectively on behalf of its vision of the Company's future. Changing our existing proxy system to the method suggested by the proponent would put the Company at a decided disadvantage in contested matters because, unlike an opponent, the Company could no longer campaign effectively as it could no longer identify shareholder positions on the matter. Further, the Company is deprived of an opportunity to insure that its shareholders understand the Company's position.

     The Board believes the current free choice proxy system best serves the interests of the Company's shareholders. The Board, therefore, sees no need for the adoption of this proposal and recommends shareholders vote AGAINST this proposal.

EXECUTIVE COMPENSATION

     The following tabulation summarizes compensation paid to the Chief Executive Officers (CEO) and the four other most highly compensated executive officers for services rendered in all capacities in 1991, 1992 and 1993 to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                              AWARDS               PAYOUTS
                                                                     -------------------------     --------
                                            ANNUAL COMPENSATION                     SECURITIES      LONG-
                                                  (1)(2)             RESTRICTED     UNDERLYING       TERM
NAME AND                                   ---------------------       STOCK         OPTIONS/      INCENTIVE       ALL OTHER
PRINCIPAL POSITION                YEAR      SALARY       BONUS       AWARDS(3)         SARS        PAYOUTS      COMPENSATION(4)
- ------------------------------    ----     --------     --------     ----------     ----------     --------     ---------------
A. J. Costello
    Chairman and CEO..........    1993     $525,000     $329,649         $0           43,500       $214,190         $ 7,075
    President.................    1992     $450,000     $300,971         $0           18,278       $278,025         $ 6,866
    President.................    1991     $410,000     $261,117         $0           18,500       $285,206
F. V. AtLee
    President.................    1993     $443,750     $260,197         $0           20,900       $145,196         $ 7,075
    Executive Vice
      President...............    1992     $408,333     $266,097         $0           11,206       $221,100         $ 6,866
    Executive Vice
      President...............    1991     $383,333     $218,617         $0           11,400       $258,375
D. R. Bethune (5)
    Group Vice President......    1993     $325,000     $156,660         $0            7,600       $ 84,985         $ 7,075
    Group Vice President......    1992     $300,000     $146,558         $0            4,570       $143,963         $ 6,866
T. D. Martin
    Vice President and CFO....    1993     $255,750     $121,771         $0            7,600       $ 80,954         $ 7,075
    Vice President and CFO....    1992     $240,750     $127,531         $0            6,637       $121,688         $ 6,866
    Vice President and CFO....    1991     $225,917     $116,961         $0            6,700       $ 91,152
W. J. Murray (5)
    Group Vice President......    1993     $245,000     $139,572         $0            7,600       $ 80,860         $ 7,075
    Group Vice President......    1992     $206,250     $ 95,082         $0            4,134       $134,063         $ 6,187
G. J. Sella, Jr. (6)
    Retired Chairman and CEO..    1993     $225,000     $141,559         $0                0       $328,125         $ 6,746
    Chairman and CEO..........    1992     $808,333     $625,771         $0           34,800       $544,500         $ 6,866
    Chairman and CEO..........    1991     $781,250     $528,120         $0           28,700       $616,125

- ------------

(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) There was no disclosable 'Other Annual Compensation' paid, payable or accrued to any of the named executive officers during 1993, except for Mr. Sella who has imputed income of $80,043 attributable to off-site office expenses incurred after his retirement.

(3) No restricted stock was granted in 1991, 1992 or 1993. None of the named executive officers holds restricted stock, except for Mr. Sella who holds 1,140 shares, all of which were awarded in 1968, 1969 and 1970. The value of the restricted stock as of the end of the last completed fiscal year is $14,953. The restricted stock does not carry nor is it entitled to the payment of any dividend (other than dividends in common stock of the Company).

(4) The amount listed for each named executive officer consists entirely of Company matching contributions to the Employees Saving Plan.

(5) Messrs. Bethune and Murray were elected executive officers of the Company in 1992.

(6) Mr. Sella retired as Chairman of the Board and Chief Executive Officer of the Company on March 31, 1993.

     The following tabulation shows, as to the named executive officers and as to the shareholders, information with respect to stock options, all of which were granted with stock appreciation rights in tandem therewith:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS
- --------------------------------------------------------------------------------
                                                   % OF
                                                  TOTAL
                                    NUMBER OF    OPTIONS/                                         POTENTIAL
                                    SECURITIES     SARS                                  REALIZABLE VALUE AT ASSUMED
                                    UNDERLYING  GRANTED TO  EXERCISE                     ANNUAL RATES OF STOCK PRICE
                                     OPTIONS/   EMPLOYEES   OR BASE                     APPRECIATION FOR OPTION TERM
                                       SARS     IN FISCAL    PRICE    EXPIRATION   ---------------------------------------
NAME                                GRANTED(1)   YEAR(2)    ($/SH.)      DATE      0%            5%              10%
- ----------------------------------- ----------  ----------  --------  ----------   ---     --------------   --------------
A. J. Costello.....................   43,500       4.63%     $52.00   4/19/2003    $ 0     $    1,422,560   $    3,605,045
F. V. AtLee........................   20,900       2.23%     $52.00   4/19/2003    $ 0     $      683,483   $    1,732,079
D. R. Bethune......................    7,600       0.81%     $52.00   4/19/2003    $ 0     $      248,539   $      629,847
T. D. Martin.......................    7,600       0.81%     $52.00   4/19/2003    $ 0     $      248,539   $      629,847
W. J. Murray.......................    7,600       0.81%     $52.00   4/19/2003    $ 0     $      248,539   $      629,847
G. J. Sella, Jr.(3)................        0          0           0      --        $ 0     $            0   $            0
All Shareholders(4)................    --         --          --         --        $ 0     $2,944,160,220   $7,461,079,961
Current CEO Gain As a % of All
  Shareholders.....................    --         --          --         --        0.0%             0.048%           0.048%
Above Officers As a % of All
  Shareholders.....................    --         --          --         --        0.0%             0.097%           0.097%
All Officers As a % of All
  Shareholders.....................    --         --          --         --        0.0%             0.132%           0.132%

- ------------
(1) Options covering 1,923 shares were granted as Incentive Stock Options to each of the named executive officers and are exercisable after one year from date of grant. The remaining options are Non-Qualified Options -- one-third of which are exercisable after one year from date of grant, another one-third exercisable after two years from date of grant and the remaining one-third exercisable after three years from date of grant. The term of the options is ten years.

(2) Based on options covering 939,040 shares granted to a total of approximately 1,400 employees during 1993.

(3) Mr. Sella was not granted any securities, underlying options or SARs.

(4) Total dollar gains based on the assumed annual rates of appreciation shown here and calculated on 90,028,540 outstanding shares as of December 31, 1993.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                           NUMBER OF UNEXERCISED               VALUE OF UNEXERCISED
                                                           OPTIONS/SARS HELD AT            IN-THE MONEY OPTIONS/SARS AT
                            SHARES                            FISCAL YEAR END                    FISCAL YEAR END
                           ACQUIRED        VALUE       -----------------------------     --------------------------------
         NAME             ON EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE(1)     UNEXERCISABLE
- ----------------------    -----------     --------     -----------     -------------     --------------     -------------
A. J. Costello........            0       $      0        53,790           60,188          $   36,825          $     0
F. V. AtLee...........            0       $      0        46,700           30,506          $   36,825          $     0
D. R. Bethune.........            0       $      0        18,456           12,514          $    4,031          $     0
T. D. Martin..........            0       $      0        18,743           12,594          $   19,688          $     0
W. J. Murray..........            0       $      0        19,348           11,756          $   27,044          $     0
G. J. Sella, Jr.(3)...       17,192       $519,926       166,200                0          $  381,713          $     0

- ------------

(1) Total value of options based on fair market value of Company stock of $50.1875 as of December 31, 1993. The exercise price cannot be lowered during the term of the option.

(2) No unexercisable options/SARs were in the money at fiscal year end.

(3) All shares acquired on exercise by Mr. Sella were acquired subsequent to his retirement on March 31, 1993.

            LONG -TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                             NUMBER OF       PERFORMANCE OR         ESTIMATED FUTURE PAYOUTS
                                           SHARES, UNITS      OTHER PERIOD      UNDER NON-STOCK PRICE-BASED PLANS
                                             OR OTHER       UNTIL MATURATION    ---------------------------------
                  NAME                       RIGHTS(1)          OR PAYOUT       THRESHOLD     TARGET     MAXIMUM
- ----------------------------------------   -------------    -----------------   ---------    --------    --------
A. J. Costello..........................     $ 463,125           4 years         $ 2,286     $463,125    $926,250
F. V. AtLee.............................     $ 278,438           4 years         $ 1,615     $278,438    $556,876
D. R. Bethune...........................     $ 125,000           4 years         $   725     $125,000    $250,000
T. D. Martin............................     $ 125,000           4 years         $   725     $125,000    $250,000
W. J. Murray............................     $ 125,000           4 years         $   725     $125,000    $250,000
G. J. Sella, Jr.........................     $ 475,000           4 years         $   861     $148,438    $296,876

- ------------

(1) Performance Allotments are granted, the payment of which is predicated upon the achievement of corporate performance goals, specifically earnings per share in the last year of the performance period. The achievement of approximately 66% of this goal will result in payment of the threshold amount, 100% of goal in payment of the target amount, while attaining approximately 120% of the goal will result in payment of the maximum amount. No payment will be made if less than 66% of the goal is achieved. The Compensation Committee of the Board of Directors may adjust the goal, in its discretion, at any time prior to the end of the first quarter of the final year of the performance period.

BOARD COMPENSATION COMMITTEE REPORT

     The Company's executive compensation policies for its officers are part of its Salary Administration Program which is applicable to all salaried employees. Under this Program, it is solely the responsibility of the Compensation Committee of the Board of Directors, which is comprised entirely of outside directors, to set an officer's annual compensation by determining his or her base salary and short-term and long-term target incentive levels and actual incentive payments. The Compensation Committee believes that the Company's competition for executive talent is not limited to those companies identified in the Performance Graph as the combined indices of Standard & Poor's Healthcare Diversified Index and Chemicals Index. In order to ensure that the Company's compensation levels are competitive, the Company uses both peer group surveys and surveys provided by independent compensation consultants such as TPF&C, a Towers Perrin Company, to determine the market criteria for its officers. The consultant surveys include executive compensation surveys for companies with sales of $3 billion to $6 billion and pharmaceutical/consumer goods surveys. The sixteen companies in the peer group (other than the Company) that are surveyed individually were selected by the Compensation Committee because they are major competitors in the pharmaceutical and agricultural chemical industries: Abbott Laboratories, Bristol-Myers Squibb Company, Ciba-Geigy Corporation, E. I. du Pont de Nemours and Company, Eli Lilly and Company, Glaxo Inc., Johnson & Johnson, Merck and Co., Inc., Monsanto Company, Pfizer Inc., Rhone-Poulenc Rorer Inc., Schering-Plough Corporation, SmithKline Beecham Corporation, The Upjohn Company, Warner-Lambert Company, and Wyeth-Ayerst Laboratories. Survey data is analyzed and the entire compensation structure for each officer is measured to ensure peer competitiveness. Once these market criteria have been determined, the objective of the Compensation Committee is to ensure that executive compensation is closely tied to shareholder value. To achieve that objective, the Committee sets base salary somewhat below the average of its surveys and uses an incentive structure that provides above average compensation for excellent growth in shareholder value and below average compensation for less than average growth. The Committee takes into consideration the recommendations of an outside expert on compensation matters and the recommendations of management. This places more emphasis on the incentive portion of the compensation plan.

BASE SALARY

     In determining base salary under the Salary Administration Program, each position in the Company is assigned a 'job level' and each level is assigned a range of base salaries, based on the average paid base salary rates in the competitor comparison described above, with base salary midpoints being set somewhat below the average of the competitor group. Individual salary within the range is a function of experience and performance. The Compensation Committee considers the competitiveness of the entire compensation package when determining base salary ranges. A major element of this determination is the base salary ranges of the competitor companies. Individual performance is not weighed in setting base salary ranges. The determination of individual salaries for the named executive officers within these ranges is based upon competitive data and the individual executive's contributions.

ANNUAL INCENTIVE COMPENSATION

     The Salary Administration Program also provides short-term incentives in the form of annual cash incentives. The target level for the annual incentives is set as a percentage of individual salary for each eligible employee. This percentage increases as the job level increases; thus, for higher level employees, such as officers, annual incentives will constitute a greater portion of total compensation. As in the case of base salary, the target levels for named executive officers and other members of the executive group are set somewhat below the average of the competitor group for average performance with the opportunity to earn well above the average for above average performance. This places emphasis on excellent performance. The actual amount of a named executive officer's current annual incentive is determined by the Compensation Committee based on an evaluation of individual performance, which would include the achievement of established budget targets, the development of personnel, the achievement of strategic management goals, new product introductions and the extent to which earnings objectives have been met. Once an individual's annual incentive has been determined, it is subject to an overall companywide adjustment directly relating to the extent to which the Company met, exceeded or fell short of its overall earnings per share target for compensation purposes as set each year by the Compensation Committee. Annual incentives may range from 0 to 200% of target based upon successfully achieving pre-determined goals and individual performance. If a named executive officer's performance fails to meet minimum requirements, he or she will receive no annual incentive. The
Compensation Committee has the power to adjust the earnings per share target upward or downward. Its policy is to do so only in consideration of unusual events not related solely to current year operations. In 1993, earnings per share targets were adjusted for both the annual incentive plan and the long-term incentive plan (as described below) to exclude the financial impact of (i) the cumulative effect of accounting changes pertaining to adoption by the Company of Statement of Financial Accounting Standards No. 106, 'Employer's Accounting for Postretirement Benefits Other Than Pensions' and Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes'; (ii) the global, companywide restructuring of the Company's businesses, primarily the medical business; (iii) discontinued operations related to the spin-off of the Company's chemicals and plant food businesses; and (iv) the one-time costs and charges associated with transactional matters such as the write-off of acquired in-process research and development resulting from the acquisition of 53.5% of Immunex Corporation.

LONG-TERM INCENTIVE COMPENSATION
     The long-term portion of incentive compensation consists of performance allotments denominated in dollars and stock option grants. Performance allotment target levels for named executive officers and other members of the executive group are set somewhat below the average of the competitor group, again to place emphasis on excellent performance. The payout of performance allotments is determined solely by the extent to which the Company's earnings growth over a four-year performance period (currently as measured by earnings per share in the fourth year) meets, exceeds or falls short of performance targets established by the Compensation Committee at the beginning of the performance period. (See Amendment to the Incentive Compensation Plan.) To provide incentives for outstanding performance, awards of performance allotments may range from 0 to 200% of target based solely upon earnings per share achievement in the fourth year of the performance period. The payout of performance allotments will only be made provided the named executive officer or other member of the executive group remains an employee for the entire performance period, unless the Compensation Committee determines otherwise.
     The named executive officers and other key employees also receive annual grants of stock options covering the Company's Common Stock. The number of options granted is based upon a valuation of option grants by competitor companies and is set somewhat below the average of the competitor group. The price of the option is based on the market price at the date of grant and the number of options granted is determined by the individual's job level. The extent to which the individual realizes any gain is, therefore, directly related to increases in the price of the Company's Common Stock and hence, the increase in shareholder value, during the period of the option.
     The Company will present to the shareholders a proposal to amend the Incentive Compensation Plan to grant performance shares instead of dollar amounts. In the event the Amendment to the Incentive Compensation Plan is not approved by the shareholders, the Company will continue to use targets based on dollar amounts to named executive officers and other members of the executive group under the current Plan.
     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) limits the deductibility of compensation paid to top executives of public companies to $1,000,000, unless it is directly tied to specific performance goals previously approved by shareholders. This cap applies to all compensation paid in taxable years beginning on or after January 1, 1994. The transition rules applicable to Section 162(m) provide transition relief to plans already approved by shareholders. This transition relief will last until the date the plan is materially modified, the date it expires, the date all the stock is issued under it or the first shareholder meeting after December 31, 1996.
     The Company has not determined whether to exempt either base salary or annual cash incentive from Section 162(m) of the Internal Revenue Code. It is not anticipated that base salary and annual cash incentive of any of the named executive officers will exceed $1,000,000 in 1994. The Company believes that its stock option and long-term incentive plans comply with the transition rules applicable to Section 162(m).

     In determining Mr. Costello's base salary for 1993, the Compensation Committee set his salary in the lowest quartile of the peer group companies previously specified because of his recent promotion and short tenure in the position.

     Each year, the Compensation Committee establishes a corporate earnings per share objective for the purpose of determining annual current incentive compensation for named executive officers and other key employees. (The five-year history of the earnings per share actually achieved is detailed in the Performance Graph section.) At year's end, performance against this and other non-financial objectives such as progress in accomplishing strategic restructuring plans is evaluated by the Compensation Committee for the Chief Executive Officer and each of the named executive officers.

     For 1993, the Compensation Committee determined that the major performance objectives have been met or exceeded by the Chief Executive Officer and the other named executive officers. These objectives included the spin-off of the Company's chemicals and plant food businesses by distributing all the outstanding shares of Common Stock of Cytec Industries Inc., the acquisition of 53.5% of Immunex Corporation, the acquisition of Shell Petroleum Company Limited international crop protection business, initiation of the strategic restructuring of the Company's businesses, primarily the medical business, and substantially meeting budgeted continuing operations objectives even in a difficult economic environment. As a result annual incentive compensation was awarded to the Chief Executive Officer in the amount of 103% of target and for other named executive officers between 103% and 124% of target. All named executive officers (and all other persons receiving performance allotment payouts) received a performance allotment payout at 75% of target as detailed in the Summary Compensation Table. The below target payout was the result of lower earnings than the objective that had been established at the time of grant
(1990). Options granted in early 1993 were based upon the competitor surveys and are detailed in the Summary Compensation Table.

                                          Compensation Committee
                                          David M. Culver
                                          Allan R. Dragone
                                          Morris Tanenbaum, Chairman

PERFORMANCE GRAPH

     The performance graph compares the yearly cumulative total shareholder return on the Company's Common Stock with the yearly cumulative total shareholder return for (a) the Standard & Poor's 500 Composite Index (S & P 500) and (b) the combined indices of Standard & Poor's Healthcare Diversified Index (consisting of Abbott Laboratories, American Cyanamid Company, American Home Products Corporation, Bristol-Myers Squibb Company, Imcera Group Inc., Johnson & Johnson and Warner-Lambert Company) and Chemicals Index (consisting of Air Products and Chemicals, Inc., Dow Chemical Company, E. I. du Pont de Nemours and Company, The B.F. Goodrich Company, Hercules Incorporated, Monsanto Company, NL Industries, Praxair, Inc., Quantum Chemical Corporation, Rohm and Haas Company and Union Carbide Corporation), weighted according to stock market capitalization as of each measure point for the members of the combined group, for the period beginning January 1, 1989 through December 31, 1993. The companies in the combined indices reflect both the diversified health care and chemical aspects of the Company's business during the period 1988-1993.


                               [PERFORMANCE GRAPH]

American Cyanamid ...............    100              118            118          149           136           123
S & P 500 .......................    100              133            128          166           179           197
Combined S&P Healthcare
  Diversified and Chemicals
  Indices........................    100              132            140          199           185           187
                                     BASE           12/31/89       12/31/90     12/31/91       12/31/92     12/31/93

                  AMERICAN CYANAMID COMPANY CUMULATIVE GROWTH
                IN EARNINGS PER SHARE FROM CONTINUING OPERATIONS
                           (1988 = 100 OR $2.30 EPS)

AVERAGE   ANNUAL  GROWTH
RATE. 1988-93=11.0%.
REFLECTS GROWTH  IN  EPS
FROM  CONTINUING  OPERA-
TIONS USING 1988 AS  THE
BASE YEAR. SPECIAL COSTS
OF  M$512 NET AFTER TAX,
EQUIVALENT TO $5.69  EPS                     [GROWTH GRAPH-DESCRIBED IN CAPTION AT LEFT]
ASSOCIATED    WITH   THE
WRITE-OFF  OF   ACQUIRED
IMMUNEX  IN-PROCESS  RE-
SEARCH  AND  DEVELOPMENT
AND  THE GLOBAL COMPANY-
WIDE RESTRUCTURING  PRO-
GRAM   HAVE  BEEN  ADDED
BACK TO  1993  EPS  FROM
CONTINUING   OPERATIONS.
SPECIAL  COSTS  OF  M$67
NET AFTER TAX,
EQUIVALENT TO $0.70 EPS,
ASSOCIATED WITH PLANS TO
CURTAIL  AND CONSOLIDATE
CERTAIN  PRODUCT   LINES
AND FOR INCREASED
ENVIRONMENTAL
REMEDIATION,  HAVE  BEEN
ADDED BACK TO 1990.  EPS
FROM  CONTINUING  OPERA-
TIONS.

     The above graph compares the Company's growth in earnings per share from continuing operations with the investment performance of the Company's Common Stock versus the S & P 500 and the Standard & Poor's Healthcare Diversified Index and Chemicals Index combined over the five-year period, 1989 to 1993. The performance graph assumes that $100 was invested on January 1, 1989, at the prior day's closing market price, in Company Common Stock and in each of the Standard & Poor's indices. The graph shows that while the Company's earnings per share from continuing operations have grown 68% during that period, the total return which includes the change in stock price on the $100 investment has grown only 23%. The comparison demonstrates that the Company's strong earnings performance is not reflected in the market's valuation of its common stock.
     Through the end of 1993, the Company continued to emerge from a history of operating businesses with lower rates of profitability than many companies included in its comparative index.
     During 1993, the Company announced several significant strategic decisions, each designed to more firmly establish the Company in the life sciences business. In June, the Company acquired a

53.5% equity interest in Immunex Corporation. In August, the Company announced its intention to acquire the international agricultural business of Shell, and in December, finalized the bulk of this transaction. In October, the Company announced a global restructuring program, primarily in the medical business. Finally, in December, the Company substantially completed the spin-off of its chemical business as Cytec Industries Inc. to the Company's shareholders. The distribution of Cytec shares to Company shareholders actually took place in January 1994, completing the Company's transition to the life sciences.

EMPLOYMENT AGREEMENTS
     All salaried employees of the Company including the named executive officers sign an employment agreement on the Company's standard form. Each agreement provides for the initial salary the Company shall pay to the employee for the services performed by the employee, the confidentiality and non-use of information which is proprietary to the Company, assignment of inventions and improvements which the employee may invent or produce and termination of employment by both the employee and the Company. The notice of termination period for salaried employees including the named executive officers ranges from one month to six months (depending on the standard form in use at the time), except in the case of termination for cause, when no prior notice is required. The agreement provides that, for one year after termination of employment with the Company, the employee shall not engage in work or other activity involving a product or process similar to a product or process on which he or she worked for the Company at any time during the period of two years immediately prior to termination of employment, if such work or activity is then competitive with that of the Company, unless otherwise given a release in writing by an officer of the Company to engage in such work or activity. In certain circumstances, the Company may be obligated to continue paying the former employee his or her base salary in order to invoke the non-competition provisions.
     The Board of Directors has adopted an executive income continuity plan to reinforce and encourage the continuing attention, dedication and loyalty of executives in the senior management group without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period. The plan provides for payments to members upon termination of employment, unless such termination is (i) on account of death or retirement,
(ii) by the Company for disability or cause, or (iii) by the member without good reason (as defined in the plan -- generally, actions by the Company inconsistent with the participant's status or with the Company's traditional compensation policies). Members of the plan consist of the chairman, the president, the corporate vice presidents, and such other employees as are designated by the Executive Committee. In general, the plan provides for payments upon termination of employment, in the case of the executive officers, and in the case of other members meeting certain age and service requirements, of two times annual salary plus two times target annual incentive (current allotment under the Incentive Compensation Plan), in 24 monthly installments, and in the case of other members annual salary plus target annual incentive, in 12 monthly installments. The plan also provides for certain miscellaneous payments, including relocation payments, legal fees, and expenses incurred in seeking new employment. The benefits of this Plan are not available to any employee who is then currently eligible to receive a benefit under the Supplemental Employees Retirement Plan or, in any event, for any period beyond the employee's sixty-fifth birthday.

     Under agreements approved by the Compensation Committee and the Board of the Directors, if any one of a number of events potentially affecting the control of the Company occurs, all deferred stock awards and deferred cash awards held by certain members of key management (including all persons named in the Summary Compensation Table) will be cancelled and the fair market value thereof will be paid promptly in cash, and the Compensation Committee may authorize payment, to the extent it deems equitable, of outstanding performance allotments held by such persons.

     The Board of Directors has adopted a Compensation Taxation Equalization Plan providing for the payment to any employee, officer or director who becomes subject to the tax imposed by Section 4999 of the Internal Revenue Code of reimbursement for the tax, plus all taxes imposed upon the reimbursement. A 20% excise tax applies to compensatory payments (i) the present value of which equals or exceeds three times the 'base amount' of the recipient, and (ii) that are contingent upon change 'in the ownership or effective control' of the Company. The 'base amount' is the average annual compensation included in taxable income over the five-year period ending before the year during which the change in the ownership or effective control occurs.

COMPENSATION UNDER RETIREMENT PLAN

     The following Pension Plan Table shows the estimated aggregate annual benefits payable under the Company's retirement program consisting of the Employees Retirement Plan, ERISA Excess Retirement Plan and Supplemental Employees Retirement Plan, assuming retirement at or projected to age 65 (normal retirement age) to persons in the earnings ranges recognized for pension purposes, and with the number of years credited for purposes of pension benefits shown, on a single life annuity basis:

                               PENSION PLAN TABLE

  EMPLOYEE'S
ANNUAL EARNINGS
   USED FOR                                            YEARS OF SERVICE
  COMPUTATION       --------------------------------------------------------------------------------------
  OF BENEFITS       15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS     45 YEARS
- ---------------     --------     --------     --------     --------     --------     --------     --------
   $200,000         $ 50,100     $ 66,800     $ 83,500     $100,200     $116,900     $133,600     $150,300
   $250,000         $ 62,625     $ 83,500     $104,375     $125,250     $146,125     $167,000     $187,875
   $350,000         $ 87,675     $116,900     $146,125     $175,350     $204,575     $233,800     $263,025
   $450,000         $112,725     $150,300     $187,875     $225,450     $263,025     $300,600     $338,175
   $550,000         $137,775     $183,700     $229,625     $275,550     $321,475     $367,400     $413,325
   $650,000         $162,825     $217,100     $271,375     $325,650     $379,925     $434,200     $488,475
   $750,000         $187,875     $250,500     $313,125     $375,750     $438,375     $501,000     $563,625
   $850,000         $212,925     $283,900     $354,875     $425,850     $496,825     $567,800     $638,775
   $950,000         $237,975     $317,300     $396,625     $475,950     $555,275     $634,600     $713,925

     Amounts shown in the above table would be reduced by a portion of primary social security payments for which a person would be eligible at age 65. In addition, the normal form of benefit payment under the program would require the further reduction of amounts shown in the table pursuant to an actuarially based formula to provide a benefit to a surviving spouse upon the employee's death following retirement equal to 50% of the reduced benefit.

     Compensation included in the Pension Plan Table consists of the base salaries and target portion of the bonus (annual cash incentive) reported for the named executive officers in the Summary Compensation Table. Mr. Martin receives a pension differential, provided he is in the employ of the Company when he reaches the age of 60, equal to the amount by which the pension Mr. Martin is entitled to receive from the Company's Employees Retirement Plan and Supplemental Employees Retirement Plan, if elected a member, is less than 40% of his average earnings during the three years out of the final 10 years of his employment during which such earnings are the highest, provided that he shall elect to have his pension commence immediately upon retirement.

     The Company's retirement program for employees consists of its Employees Retirement Plan, an actuarially funded plan subject to the provisions of the Employees Retirement Income Security Act of 1974, as amended (ERISA), and its unfunded ERISA Excess Retirement Plan and Supplemental Employees Retirement Plan, both of which are exempt from certain of the provisions of ERISA. All of the plans are non-contributory defined benefit plans. The unfunded plans for active employees have related 'Rabbi' trusts (i.e., trusts the assets of which remain available to satisfy claims of the Company's creditors) which have not been funded. The Company has no current plans for funding these trusts.

     The Board of Directors has authorized 'Rabbi' trust agreements to fund benefits payable to certain currently retired employees under the Supplemental Employees Retirement Plan and the ERISA Excess Plan. One trust has been funded through the purchase of annuities. The other has not yet been established.
     The Employees Retirement Plan covers all domestic employees of the Company and the employees of many of its domestic subsidiaries. Retirement benefits are determined by aggregating percentages of earnings (as defined) throughout an individual's career, but retirement benefits so calculated are subject to a minimum of 1.67% of average annual earnings (as defined) paid in cash for those five calendar years of the employee's final ten calendar years of employment in which the employee's earnings were the highest, multiplied by the employee's number of years of service, reduced by a partial social security offset. Since this plan is subject to ERISA, there are maximum limitations on pensions payable. There is no actuarial reduction for early retirement at age 62 or older after twenty years of service. Employees are 100% vested after five years of service. If the plan is terminated, or merged with another plan, within three years following a 'change in control' (as defined in the plan), any remaining funds, after providing for all fixed and contingent liabilities, must be applied to provide proportionately increased benefits to participants.
     The ERISA Excess Retirement Plan provides a supplemental pension for all affected employees equal to the difference between the pension as calculated under the Employees Retirement Plan (without reference to the ERISA maximum limitation) and the lower maximum pension permitted under federal law to be paid from the Employees Retirement Plan.
     In addition, the Compensation Committee of the Board of Directors may elect an employee a member of the Supplemental Employees Retirement Plan. A member of the Supplemental Employees Retirement Plan is entitled upon retirement (but not before the first day of the month following the member's 60th birthday or such earlier date as may be determined by the Compensation Committee, in the case of officers, or by the Executive Committee, in the case of other members) to a supplemental pension equal to the difference between the aggregate pensions payable under the Employees Retirement Plan and the ERISA Excess Retirement Plan and an amount calculated in the same manner as is the pension under the Employees Retirement Plan, but without regard to the limitations on maximum pensions mandated by ERISA, and with the following modifications: (i) for pension calculation purposes, such member is deemed to have continued employment and earnings for five additional years, but not beyond age 65 unless a different period is specified by the Compensation Committee (in the case of officers) or the Executive Committee (in the case of other members), and (ii) average annual earnings are those for the highest three of the last ten years (including years in which such member is deemed to have continued earnings and employment under clause (i), above).
     These plans provide for normal post-retirement payment options and for normal survivors' benefit options in the event of death prior to retirement, including a Company-paid surviving spouse benefit.

Survivors' benefits for members of the Supplemental Employees Retirement Plan and for those included in groups specified by the Compensation Committee or the Executive Committee and who meet specified age and service requirements, are based on service determined as described in the preceding paragraph, with additional service credited of five years but not beyond age 65.
     Earnings, as utilized for the retirement program, consist of (i) regular fixed compensation for the employee's normal work period in the form of salary or wages (prior to reduction on account of any election specified in Sections 125, 127, 129 or 401(k) of the Internal Revenue Code); (ii) extra compensation or cash awards customarily paid to full time salesmen or sales representatives whether or not based on sales; and (iii) incentive compensation (other than performance allotments) paid in cash under any incentive compensation plan adopted by the Board during each calendar year up to a maximum amount of 33-1/3% of such regular fixed compensation for each such calendar year. Under the Supplemental Employees Retirement Plan, a member is credited, for the year of retirement or death during employment and for subsequent years for which an employee is deemed to have continued employment and earnings, with 100% of the target incentive compensation (excluding performance allotments) applicable to such member's salary level as of the date of such member's retirement or death, in lieu of any credit under clause (iii) above for such years. Covered earnings for 1993 (salary rate at September 1, 1993, plus covered incentive compensation accrued in 1992 and paid in 1993, with years of service through 1993) for the four persons named in the Summary Compensation Table who are not members of the Supplemental Employees Retirement Plan were approximately: Mr. AtLee $600,000 (27 years); Mr. Bethune $426,667 (24 years); Mr. Martin $342,667 (5 years); and Mr. Murray $340,000 (26 years). Covered earnings for the person named in the Summary Compensation Table who is a member of the Supplemental Employees Retirement Plan, which would have been utilized had he retired at December 31, 1993, assuming the Compensation Committee took no action to designate a period ending prior to age 65 during which they would be deemed to have continued employment with the same earnings (with years of service projected to age 65), would have been Mr. Costello $880,000 (43 years).

DIRECTORS' COMPENSATION
     Directors who are employees are not entitled to extra compensation by reason of their directorships or their attendance at meetings of the Board, any committee thereof, or of the shareholders. Directors who are not employees of the Company or of any of its subsidiaries are paid a retainer of $20,000 per year. Such directors also receive annual retainers while chairmen ($4,000 each, except Nominating, $2,000) or members ($2,000 each, except Nominating, $1,000) of committees of the Board. Each such director is also paid a fee of $1,000 for attendance at a meeting of the Board and the committee meetings on the same day, and $500 for attendance on any other day at committee meetings or at a meeting of shareholders.

     Pursuant to the Restricted and Deferred Stock Plan for Non-Employee Directors, non-employee directors receive an annual grant of 200 shares of Common Stock on the date of each annual meeting of shareholders, either in the form of restricted stock (with restrictions lapsing after the next annual meeting) or as deferred stock (with restrictions lapsing after the next annual meeting, but which is distributed in the year following termination of Board service). A person who becomes a non-employee director between annual meetings will receive a pro-rated grant, but if a grant would be less than 40 shares no grant will be made.

     Under an arrangement available to all non-employee directors, compensation for services as a director may be deferred until after retirement from the Board, when it will be paid together with interest equivalents accrued at the prime lending rate during the period of deferral. No director deferred his or her director's fees in 1993 under such arrangement.

     Under the Non-Employee Directors Retirement Plan, a person who has both been a director and not been an employee for at least thirty-six months is entitled, upon termination of membership on the Board of Directors at retirement age (as determined under policies of the Board from time to time) or for other reasons contemplated by the Plan (including circumstances related to a 'change in control', as defined), to an annual benefit equal to the then current retainer paid to non-employee directors (exclusive of retainers paid for chairmanship of or membership on any committee of the Board) plus the value of the most recent grant under the Restricted and Deferred Stock Plan for Non-Employee Directors, in quarterly installments for a period of time equal to the number of calendar quarters (not in excess of 40) during which such person was a director and not an employee of the Company or any subsidiary. This unfunded plan has a related 'Rabbi' trust which is not funded. The Company has no current plans for funding this trust.

     Other personal benefit-type compensation for the entire group of directors and officers is not individually significant or reportable.

INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

     The independent certified public accounting firm of KPMG Peat Marwick has audited the Company's accounts for all years since 1916, and at its meeting on February 15, 1994, the Board of Directors selected such firm for the 1994 audit. The audit services include examination of annual financial statements and review of quarterly financial information.

     A representative of KPMG Peat Marwick is expected to be present at the meeting, and will have an opportunity to make a statement and to respond to appropriate questions.

TIMELY SUBMISSION OF SHAREHOLDER PROPOSALS

     It is anticipated that the 1995 annual meeting of shareholders will be held on April 17, 1995. Proposals which shareholders intend to present at such meeting must be received by the Company at its executive offices in Wayne, New Jersey, by November 8, 1994, for inclusion in its proxy statement and proxy relating to that meeting.

ADMISSION TO ANNUAL MEETING
     The 1994 Annual Meeting of Shareholders will be held at 11:00 a.m. on Monday, April 18, 1994 at South Portland, Maine. Admission to the meeting is limited to shareholders of the Company or their properly designated representatives. One admission ticket to the meeting will be sent to each shareholder who requests a ticket by filling out and returning to the Company the Request for Admission Ticket enclosed with the proxy materials. In order to provide time to forward an admission ticket, please return your Request for Admission Ticket form as soon as possible. Only ticket-holders will be admitted to the Annual Meeting.

OTHER MATTERS
     The management knows of no further business intended to be presented to the meeting, but if any further business properly comes before the meeting, the persons named in the enclosed form of proxy will vote all proxies in accordance with their best judgment.

                                          A. C. Brennan
                                          Secretary

                                                                       EXHIBIT A

                         TEXT OF PROPOSED AMENDMENT TO
                       RESTATED ARTICLES OF INCORPORATION

     Seventh: The Company may hold meetings of shareholders within or outside the State of Maine.

['RECYCLED' LOGO]
PRINTED ON RECYCLED PAPER


      AMERICAN CYANAMID COMPANY
          ONE CYANAMID PLAZA
       WAYNE, NEW JERSEY 07470

[LOGO]
NOTICE
OF
1994
ANNUAL MEETING
AND
PROXY STATEMENT

                          APPENDIX


Graphic and Image Information:
Performance graph on page 22 of the paper format.
Growth graph on page 23 of the paper format.